PHOTRONICS, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended

May 2,   2004

May 4, 2003

May 2, 2004

May 4, 2003

Net sales	$97,167	$85,548		$187,656	$166,942

Costs and expenses:

Cost of sales	64,133	62,808		125,984	126,564

Selling, general and administrative	13,297	14,612		26,831	28,985

Research and development	7,493	7,531		14,934	15,153

Consolidation, restructuring and related charges	-	42,000	(a)	-	42,000	(a)

Operating income (loss)	12,244	(41,403)	(a)	19,907	(45,760)	(a)

Other expense, net	(2,671)	(3,298)		(5,384)	(6,328)

Income (loss) before income taxes and minority interest	9,573	(44,701)	(a)	14,523	(52,088)	(a)

Income tax provision (benefit)	1,231	(1,874)	(a)	2,524	(2,371)	(a)

Income (loss) before minority interest	8,342	(42,827)	(a)	11,999	(49,717)	(a)

Minority interest	(2,357)	(1,243)		(3,872)	(2,840)

Net income (loss)	$5,985	$(44,070)	(a)	$8,127	$(52,557)	(a)

Earnings (loss) per share:
Basic	$0.18	$(1.37)	(a)	$0.25	$(1.64)	(a)

Diluted	$0.17	$(1.37)	(a)	$0.24	$(1.64)	(a)

Weighted average number of common shares outstanding:
Basic	32,526	32,053		32,510	32,045

Diluted	42,661	32,053		42,445	32,045

(a)

Includes consolidation charges incurred in the second quarter of 2003 of $42.0 million ($39.9 million after tax or $1.24 per diluted share) in connection with the Company's closing its manufacturing facility in Phoenix, Arizona and consolidation of the Company's North American operating infrastructure.

PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)

	May 2, 2004	November 2, 2003

Assets

Current assets:
Cash, cash equivalents and short-term
investments of $108,445 in 2004 and $17,036 in 2003	$241,971	$231,813
Accounts receivable	63,774	59,579
Inventories	12,411	14,329
Other current assets	37,408	34,161

Total current assets	355,564	339,882

Property, plant and equipment, net	383,194	387,977
Intangible assets, net	118,352	118,892
Other assets	15,729	18,789

	$872,839	$865,540

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$3,467	$5,505
Accounts payable	36,648	43,997
Other accrued liabilities	29,590	31,871

Total current liabilities	69,705	81,373

Long-term debt	365,434	368,307
Deferred income taxes and other liabilities	56,101	54,723
Minority interest	57,625	52,808

Shareholders' equity	323,974	308,329

	$872,839	$865,540

PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended

	May 2, 2004	May 4, 2003

Cash flows from operating activities:
Net income (loss)	$8,127	$(52,557)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,445	43,576
Consolidation, restructuring and related charges	-	42,000
Changes in assets and liabilities and other	(9,367)	(14,928)

Net cash provided by operating activities	41,205	18,091

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(30,953)	(17,638)
Purchase of short-term investments, net	(91,409)	(143)
Other	608	(795)

Net cash used in investing activities	(121,754)	(18,576)

Cash flows from financing activities:
Repayment of long-term debt, net	(4,843)	(17,267)
Proceeds from issuance of common stock	1,225	335
Proceeds from issuance of convertible debt, net	-	145,170

Net cash provided by (used in) financing activities	(3,618)	128,238

Effect of exchange rate changes on cash flows	2,916	1,575

Net increase (decrease) in cash and cash equivalents	(81,251)	129,328
Cash and cash equivalents, beginning of period	214,777	113,944

Cash and cash equivalents, end of period	$133,526	$243,272